Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Mount Logan Capital Inc., formerly known as Yukon New Parent, Inc. on Form S-8 to be filed on or about December 4, 2025 of our reports dated August 25, 2025 and March 17, 2025, on our audits of the consolidated financial statements of Yukon New Parent, Inc. as of June 30, 2025 and February 7, 2025 and for the periods January 7, 2025 to June 30, 2025 and January 7, 2025 to February 7, 2025, which reports were included in the quarterly report on Form 10-Q filed November 13, 2025 and Amendment No. 3 to the registration statement on Form S-4 filed July 9, 2025, respectively. Our reports include an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
December 4, 2025